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                                                                     Exhibit 3.8

              Certificate of Incorporation of GameStop Brands, Inc.

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                          CERTIFICATE OF INCORPORATION

                                       OF

                              GAMESTOP BRANDS, INC.

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                         PURSUANT TO SECTION 102 OF THE
                        DELAWARE GENERAL CORPORATION LAW

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          I, the undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify as follows:

          1. The name of the corporation is GameStop Brands, Inc. (hereinafter called the "Corporation").

          2. The registered office of the Corporation is to be located at 615 S. Dupont Highway, City of Dover, County of Kent, State of Delaware. The name of its registered agent at that address is Capitol Services, Inc.

          3. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

          4. The total number of shares of capital stock which the Corporation shall have the authority to issue is two hundred (200) shares of common stock, with $0.01 par value per share.

          5. The name and address of the sole incorporator is:

     Name                  Address
     ----                  -------
Kevin A. Carey   Bryan Cave LLP
                 1290 Avenue of the Americas
                 New York, New York 10104

          6. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                                                         State of Delaware
                                                         Secretary of State
                                                      Division of Corporations
                                                   Delivered 03:20 PM 05/21/2004
                                                     FILED 02:49 PM 05/21/2004
                                                    SRV 040377188 - 3806392 FILE

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               (a) The number of directors of the Corporation shall be such is from time to time fixed by, or in the manner provided in the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

               (b) The Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

               (c) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified, by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.

               (d) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders, provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.


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          7. A director of the Corporation shall not be personally liable to the
Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this provision shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

          8. The Corporation, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, may indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matter referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person


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          IN WITNESS WHEREOF, I hereunto sign my name this 21st day of May,
2004.


                                        /s/ Kevin A. Carey
                                        ----------------------------------------
                                        Kevin A. Carey, Incorporator


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